Exhibit 4.8.1
Supplement No.1 (this “Supplement”) dated as of June 29, 2007 to the Pledge Agreement dated as of September 9, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (each a “Pledgor” and collectively, (the “Pledgors”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., in its capacity as trustee under the Indenture (as defined below) (the “Trustee”).
WITNESSETH:
     WHEREAS, pursuant to (a) that certain Indenture dated as of September 9, 2004 as amended as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among Securus Technologies, Inc., a Delaware corporation, as issuer (the “Company”), the Subsidiaries of the Company party thereto as guarantors (the “Guarantors”) and the Trustee and (b) the Purchase Agreement dated as of June 25, 2007 (the “Purchase Agreement”), among the Company, the Guarantors and UBS Securities LLC (the “Initial Purchaser”), the Company is issuing $40,000,000 aggregate principal amount of its Second-Priority Senior Secured Notes Due 2011 (the “Notes”) which will be guaranteed on a senior secured basis by the Guarantors;
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement, and if not defined therein, in the Indenture; and
     WHEREAS, the Pledgors have entered into the Pledge Agreement in order to induce the Initial Purchasers to purchase the Notes and to induce the Trustee to enter into the Indenture and continue to perform its duties thereunder; and
     WHEREAS, pursuant to, and except as otherwise provided in, Section 4.20 of the Indenture, new direct or indirect Subsidiaries of the Company (if such new Subsidiary owns Equity Interests in another Subsidiary) and any existing Subsidiary that owns any Equity Interests in such new Subsidiary if such existing Subsidiary is not currently a party to the Pledge Agreement), must execute and deliver certain Security Documents, including the Pledge Agreement to provide to the Trustee a supplement to the Pledge Agreement, and such other security documents requested by the Trustee in its discretion and the execution of the Pledge Agreement by the undersigned new Pledgor or Pledgors (collectively, the “New Pledgor”) may be accomplished by the execution of this Supplement in favor of the Trustee for the benefit of the Noteholders;
     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Pledgor hereby agrees as follows:
     SECTION 1. In accordance with Section 17 of the Pledge Agreement, the New Pledgor, by its signature below, becomes a ‘Pledgor’ under the Pledge Agreement with the same force and effect as if originally named therein as a ‘Pledgor’ and the New Pledgor hereby (a) agrees to all of the terms and provisions of the Pledge Agreement applicable to it as a ‘Pledgor’ thereunder and (b) represents and warrants that the representations and warranties made by it as a ‘Pledgor’ thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Pledgor, as security for the full and prompt payment and performance of the Secured Obligations now or hereafter existing and all obligations of such New Pledgor pursuant to this Agreement, the Indenture and the other Noteholder Documents (as defined in the Intercreditor Agreement) to which such New Pledgor is a party, does hereby grant and assign to the Trustee, for the benefit of the Noteholders, a continuing security interest in and security title to all Equity Interests or other securities of such Pledgor, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto (hereafter collectively referred to as “Pledged Interests”) of any Subsidiary of the New Pledgor listed on Exhibit A attached hereto and any Pledged Collateral of any Subsidiary of the New Pledgor obtained in the future. Concurrently with the delivery hereof, the New Pledgor shall, subject to the provisions of the Intercreditor Agreement, deliver to and deposit with the Trustee all certificates representing any of the Pledged Collateral, to the extent such Pledged Interests are represented by certificates, together with undated powers endorsed in blank by the New Pledgor, and, to the extent any of the Pledged Collateral shall not be represented by certificates, the New Pledgor hereby authorizes the Trustee to file Uniform Commercial Code financing statements in order to perfect the security interest granted to the Trustee under the Pledge Agreement in such Pledged Collateral. Exhibit A, “Pledged Interests,” attached hereto supplements Schedule 1 to the Pledge Agreement and shall be deemed a part thereof for all purposes of the Pledge Agreement. Each reference to a ‘Pledgor’ in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is incorporated herein by reference.
     SECTION 2. The New Pledgor represents and warrants to the Trustee and the Noteholders that this Supplement has been duly executed and delivered by the New Pledgor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     SECTION 3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.
     SECTION 4. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.
     SECTION 5. This Supplement is intended to take effect as a sealed instrument and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

     IN WITNESS WHEREOF, the New Pledgor has duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

SYSCON JUSTICE SYSTEMS, INC., a California corporation
By:
Name:
Title:

MODELING SOLUTIONS LLC, a Nevada limited liability company
By:

	Title:	Name:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

3

EXHIBIT A
ADDITIONAL PLEDGED INTERESTS

	Name of Pledged	Number of Pledged	Class of Pledged	Percentage of Class
Name of Pledgor	Company	Shares/Units	Interests	Owned	Certificate Nos.

4